UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: March 31, 2010

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane
New Castle, PA 16105
(Address of principal executive offices)

(724) 654-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(c)  Appointment of Certain Officers

On March 31, 2010, the Company announced the appointment of new executives, including a new Chief Financial Officer, Charles R. Trego, 59, and a new Chief Operating Officer, Philip S. Baker, 62.

Charles R. Trego most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327M in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180M in annual revenue), a privately held manufacturer and marketer of swimming pool components. After taking a degree in accounting from the University of Dayton in 1972 and achieving his CPA designation in 1973, Trego earned an MBA from the University of Dayton in 1978. His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with increasingly responsible positions with Ponderosa Inc, Bojangles of America, Rich Sea Park, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, sales revenue increased from $650M to more than $1.8B. He is experienced in M&A activities, supply chain processes, information systems, business partnering, team building, capital markets and risk management, as well as financial management best practices. While at Rich Products he was also actively involved in multiple aspects of operations.

Philip S. Baker was with Santa Fe Springs CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009 he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Baker guided the lead-acid battery plant from negotiations and permitting forward, and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Baker served from 2001 to 2005 at the Trojan plant in Lithonia GA as Senior Vice President and General Manager, where he executed a turn-around in leadership, quality and output, introduced Kaizen events and Six-Sigma tools and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company after taking a degree in Ceramic Engineering from the Georgia Institute of Technology.

In conjunction with these appointments, we entered into employment agreements with Messrs. Trego and Baker. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties.  The provisions of the individual agreements are summarized below:


Under the terms of his employment agreement effective April 1, 2010, which has a term of three years, Mr. Trego receives an annual salary of $225,000, which is subject to review after the initial six month term of the agreement and annually thereafter, an annual car allowance of $9,000, bonuses as determined by the compensation committee, and a 5-year option to purchase 265,000 shares of our common stock at a price of $1.50 per share, 27,000 options shall vest upon execution of this contract and, beginning in June, seven thousand (7,000) options will vest monthly through the remaining 34 months of this contract.


Under the terms of his employment agreement effective April 1, 2010, which has a term of three years, Mr. Baker receives an annual salary of $199,800,which is subject to review after the initial six month term of the agreement and annually thereafter,  an annual car allowance of $6,000, and a 5-year option to purchase 230,000 shares of our common stock at a price of $1.50 per share, of which 26,000 options shall vest upon execution of this contract and, beginning in June, six thousand (6,000) options will vest monthly through the remaining 34 months of this contract.

ITEM 9.01.  EXHIBITS

Exhibit 99.1	Executive Employment Agreement, dated as of April 1, 2010, between Charles R. Trego and the Company.
Exhibit 99.2	Executive Employment Agreement, dated as of April 1, 2010 between Philip S. Baker and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 6, 2010

Axion Power International, Inc.

By:	/s/ Charles R. Trego
Charles R. Trego
Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Executive Employment Agreement, dated as of April 1, 2010, between Charles R. Trego and the Company.
Exhibit 99.2	Executive Employment Agreement, dated as of April 1, 2010 between Philip S. Baker and the Company.